EXECUTION COPY


                              SETTLEMENT AGREEMENT


     SETTLEMENT AGREEMENT, dated as of October 8, 2006 (this "Agreement"), by and between Delcath Systems, Inc., a Delaware corporation ("Delcath"), on the one hand, and Laddcap Value Partners LP, a Delaware limited partnership, Laddcap Value Advisors LLC, a Delaware limited liability company, Laddcap Value Associates LLC, a Delaware limited liability company, any affiliates (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any of the foregoing, and Mr. Robert B. Ladd ("Ladd"), in his individual capacity (collectively, "Laddcap," and together with Delcath, the "Parties"), on the other hand.

     WHEREAS, on June 27, 2006, Delcath announced, in response to concerns raised by Delcath stockholders at Delcath's annual stockholders meeting, held on June 13, 2006, plans to, among other things, expand its Board of Directors (the "Board") to add two new independent directors;

     WHEREAS, following this announcement, the Board promptly commenced an extensive search and reviewed a number of qualified Board candidates;

     WHEREAS, on July 27, 2006, Laddcap initiated a consent solicitation (the "Consent Solicitation") to, among other things, remove the Board, including any director elected after commencement of the Consent Solicitation, and replace them with a new slate of nominees selected by Laddcap;

     WHEREAS, on August 4, 2006, Delcath initiated litigation against Laddcap in the United States District Court for the District of Columbia, which litigation was subsequently transferred to the United States District Court for the Southern District of New York (No. 06-CV-6420 (LAP)), alleging, among other things, that Laddcap had violated various United States securities laws, and which litigation was subsequently appealed to the United States Circuit Court of Appeals for the Second Circuit (the "NY Litigation");

     WHEREAS, on August 4, 2006, Delcath initiated litigation against Jonathan
A. Foltz ("Foltz") in the Connecticut Superior Court (Docket No.
CV-06-4009802-S), alleging, among other things, that Foltz misappropriated and misused Delcath's intellectual property (the "CT Litigation");

     WHEREAS, on September 21, 2006, the Board elected Harold S. Koplewicz to be a new Class I member of the Board; and

     WHEREAS, Delcath and Laddcap have each determined that it is in their respective best interests and in the best interests of their stockholders and/or investors, as applicable, that the Parties enter into a global settlement involving (i) the Consent Solicitation, (ii) the NY Litigation and (iii) certain other associated matters, as more fully set forth in this Agreement.



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     NOW, THEREFORE, in consideration of the mutual execution of this Agreement, and the mutual covenants, agreements, promises, releases and representations set forth herein, the Parties agree as follows:

     1. Settlement of Consent Solicitation, Litigation and Related Matters

     (a) Immediately after execution and delivery of this Agreement by the Parties (the "Effective Time"), and without further action by the Parties, (i) any and all written consents delivered to Delcath and/or its registered agent by Laddcap in connection with the Consent Solicitation, including, but not limited to, the written consents delivered on July 27, 2006 and September 25, 2006 (the "Written Consents"), shall be deemed withdrawn, and (ii) the Consent Solicitation shall be terminated and be deemed null and void, with the same effect as if the Consent Solicitation had never been initiated. In addition, the Parties will take all necessary action to seek and obtain an order from the Honorable Judge Loretta A. Preska of the United States District Court for the Southern District of New York declaring the Written Consents withdrawn and considered null and void.

     (b) As soon as practicable after the Effective Time, the Parties shall cause their respective counsel to dismiss with prejudice the NY Litigation.

     (c) Delcath shall no later than 9:30 a.m., New York City time, on Monday, October 9, 2006, communicate an offer of settlement in the CT Litigation to Foltz and to Foltz's counsel. The offer shall have the terms set forth on Exhibit A hereto. The offer shall remain open to at least 5:30 p.m., New York City time, Monday, October 9, 2006.

     (d) On or prior to October 23, 2006, the Parties shall return or destroy all materials (which includes any and all copies thereof) obtained pursuant to any discovery order in the NY Litigation or pursuant to any request for inspection of Delcath's books and records (collectively, the "Produced Materials") and shall certify that the materials returned are all of the ever existent copies of the Produced Materials ever in their possession, custody or control (or in the possession, custody or control of the Parties' agents), or shall similarly certify the destruction of the same.

     (e) Any information obtained by any of the Parties relating to the other party as a result, directly or indirectly, of such party's possession of the Produced Materials (collectively, the "Confidential Information") shall be kept confidential by the party receiving such Confidential Information (the "Receiving Party") and shall not, directly or indirectly, be misappropriated, disclosed, copied, used, reproduced, sold or made available to any third party at any time without the express written consent of the party disclosing such Confidential Information (the "Disclosing Party"). Notwithstanding the foregoing, Confidential Information does not include information (i) that is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or as a result of the breach of this Agreement by the Receiving Party, (ii) that the Receiving Party receives on a non-confidential basis from a source other than the Disclosing Party or any of its current or former officers, directors, employees, consultants, stockholders or affiliates, provided that such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information or (iii) that the Receiving Party is required by applicable law to disclose; provided, that, the Receiving Party promptly shall notify the Disclosing Party in the event the Receiving Party is required by applicable law to disclose any Confidential


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Information. The Parties further agree and covenant that (i) none of the Parties shall disclose to any third party, directly or indirectly, any information relating to the final or any intermediate tally of Written Consents, regardless of the source of such information, (ii) each of the Parties shall cause their respective agents and representatives to comply with such prohibition and (iii) within three business days after the Effective Time, Laddcap shall cause all Written Consents in its possession or under its control to be destroyed and will provide a written certification to Delcath that such action has been taken.

     2. Board Representation and Related Matters

     (a) (i) Delcath shall obtain the resignation of Victor Nevins, which resignation shall be effective within 10 business days after the Effective Time,
(ii) immediately following the Effective Time, the Board shall increase the number of directors to seven (7) through the creation of a new Class I directorship and appoint Ladd to such Class I directorship (the "Class I Director") and (iii) within five business days after the Effective Time, (A) Laddcap shall provide the Board with a list of five individuals (the "Candidate List") whom Laddcap considers acceptable for appointment to the Board, and each of whom is unaffiliated with, and not a "family member" (as such term is defined in Rule 4200(a)(14) of the NASDAQ Manual) of, Laddcap and meets the standard for "independence" set forth in Rule 4200(a)(15) of the NASDAQ Manual, (B) within 10 business days after receipt of the Candidate List, Delcath shall notify Laddcap if one or more individuals listed on the Candidate List are reasonably acceptable to Delcath and (C) if so, Delcath shall select such an individual from the Candidate List and immediately thereafter, the Board shall elect such individual as a Class II director of the Board (the "Class II Director"); provided, however, that if none of the individuals on the Candidate List are reasonably acceptable to Delcath, the process described in clauses (A) and (B) of this sentence shall be repeated as necessary until an individual who is reasonably acceptable to Delcath is appointed as the Class II Director.

     (b) Until the fifth anniversary of the Effective Time (the "Standstill Period"), Delcath agrees to nominate the Class I Director and the Class II Director for re-election to the Board provided that the 5% Ownership Threshold (as defined below) is met with respect to the Class I Director and the 10% Ownership Threshold (as defined below) is met with respect to the Class II Director at the time that Delcath files a proxy statement in connection with the annual meeting at which such director is up for re-election. In addition, if either or both of the Class I Director and the Class II Director shall no longer be able to serve as a Delcath director for any reason, Laddcap shall have the right (and Delcath shall do all things reasonably necessary) to nominate individuals to serve as the Class I Director and the Class II Director, and the Board shall nominate such individuals to fill any vacancy caused by the inability of either the Class I Director or the Class II Director to serve; provided, however, that Laddcap's right to fill a vacancy of the Class II Director is subject in all respects to Laddcap's ownership of Delcath common stock, par value $0.01 per share (the "Common Stock"), remaining above the 10% Ownership Threshold and Laddcap's right to fill a vacancy of the Class I Director is subject in all respects to Laddcap's ownership of Common Stock remaining above the 5% Ownership Threshold, as more fully set forth in Section 2(c) below. Any such individual selected by Laddcap to fill such a vacancy must be reasonably acceptable to Delcath; provided, that Laddcap shall not select, and the Board shall not be required to nominate, Foltz, Mr. Fred S. Zeidman ("Zeidman"), Dr. Michael Karpf, M.D. ("Karpf"), or Mr. Paul William Frederick Nicholls ("Nicholls") to the Board. As a condition to the appointment of the Class I Director and the Class II Director to serve on


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the Board, Laddcap shall procure from each of the Class I Director and the Class
II Director such director's irrevocable resignation from the Board, effective immediately upon Laddcap's ownership of Common Stock dropping below the 5% Ownership Threshold and the 10% Threshold, respectively, which resignations the Board can accept or reject in its sole discretion, and Laddcap further covenants and agrees that it shall take all additional actions necessary to cause the Class I Director and the Class II Director to resign from the Board upon Laddcap's ownership of Common Stock dropping below the 5% Ownership Threshold and the 10% Ownership Threshold, respectively.

     (c) Notwithstanding anything to the contrary contained in this Section 2, at any time during the Standstill Period, (i) if Laddcap's ownership of Common Stock falls below 1,988,904 shares (which number shall be subject to adjustment to the extent of any stock split or stock dividend) (the "10% Ownership Threshold), then Laddcap's right to nominate any Class II Director shall immediately terminate and without further action, the irrevocable resignation of the Class II Director shall be deemed accepted, effective immediately, and, if requested by the Board, Laddcap shall take all additional actions necessary to cause the immediate resignation of the Class II Director and (ii) if Laddcap's ownership of Common Stock falls below 994,452 shares (which number shall be subject to adjustment to the extent of any stock split or stock dividend) (the "5% Ownership Threshold), then Laddcap's right to nominate any Class I Director shall immediately terminate and without further action, the irrevocable resignation of the Class I Director shall be deemed accepted, effective immediately, and, if requested by the Board, Laddcap shall take all additional actions necessary to cause the immediate resignation of the Class I Director.

     (d) It shall be a condition of this Agreement that the Class I Director and the Class II Director (i) shall comply with all duly authorized lawful policies and practices of the Board now in effect or hereinafter adopted and provided to such directors, and (ii) shall provide Delcath with completed Directors' & Officers' Questionnaires, in a form which Delcath shall provide and which form of questionnaire Delcath ordinarily uses, within five business days after being provided such questionnaire by Delcath after the execution of this Agreement and annually thereafter during their terms of office, in accordance with Board policy and practice as applicable to all directors.

     (e) During the Standstill Period, Delcath covenants and agrees that it shall not convene an annual, regular or special meeting of the Board or of any committee of the Board on which either the Class I Director or the Class II Director serves without providing advance notice, in accordance with Sections 3 and 4 of Article III of the Amended and Restated Bylaws of Delcath (the "Bylaws"), of such meeting to, or obtaining a waiver thereof from, the applicable director, and which notice, in any event and at a minimum, shall be the same notice as provided to all directors and shall provide reasonable detail of the purpose of the meeting.

     (f) During the Standstill Period, one of the Class I Director or the Class II Director shall be appointed to serve as a member of each of the nominating committee, the compensation and stock option committee and the audit committee of the Board so long as such director is willing to serve and meets any and all qualifications for service on such committee and Laddcap's ownership of Common Stock does not drop below the 5% Ownership Threshold.


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     (g) Except to the extent specifically provided in this Settlement
Agreement, the Class I Director and the Class II Director shall have the same powers, protections, obligations and compensation as other directors, and shall have the rights provided to directors under Delaware law.

     3. Standstill Subject to the last paragraph of this Section 3 and except to the extent specifically provided in Section 4 of this Agreement, Laddcap covenants and agrees that until the expiration of the Standstill Period, unless specifically requested in writing in advance by a majority of the Board, excluding Ladd for as long as he is a director, neither Laddcap nor any of its representatives will (and Laddcap and they will not assist, encourage or participate with others to), directly or indirectly:

     (a) acquire, announce an intention to acquire, offer, seek or propose to acquire, or agree to acquire, directly or indirectly, by purchase, gift, tender or exchange offer, or otherwise, beneficial or record ownership of any common shares or any other voting securities of Delcath, including any rights, warrants, options or other securities convertible into or exchangeable for common shares or any other voting securities of Delcath from Delcath or third parties;

     (b) form, join or in any way participate in a "group" within the meaning of
Section 13(d)(3) of the Exchange Act with respect to the common shares or any other voting securities of Delcath or otherwise act in concert with any Person in respect of any such securities;

     (c) arrange, or in any way participate in, any financing for the purchase by any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any successor, by merger or otherwise, of any of the foregoing (collectively, "Persons" and each, a "Person") of common shares or any other voting securities or assets or businesses of Delcath or any of its affiliates;

     (d) join in or in any way participate in any pooling agreement, voting trust or other arrangement or agreement with respect to the voting of any of Delcath's voting securities;

     (e) make, seek to propose or participate in making a proposal to Delcath or any third party (by public announcement, submission to Delcath or a third party or otherwise) in respect of any extraordinary corporate transaction involving Delcath, its voting securities or any of its affiliates, including a merger, reorganization, recapitalization, extraordinary dividend, dissolution, restructuring, liquidation, sale or transfer of assets other than in the ordinary course of Delcath's business, or the acquisition or purchase by Laddcap or any other Person of all or any portion of the assets or capital stock of Delcath, whether by merger, consolidation, tender or exchange offer or otherwise;

     (f) (i) solicit proxies or consents for the voting of any voting or other securities of Delcath or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents to vote, or become a "participant" in any "election contest" involving Delcath or Delcath's securities (all terms used herein and defined in Regulation 14A under the Exchange Act having the meanings assigned to them therein), (ii) call or seek to call, directly or indirectly, any special meeting of stockholders of Delcath for any reason whatsoever, (iii) seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of any


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voting or other securities of Delcath or to obtain or retain, directly or indirectly, the books and records of Delcath or its affiliates, (iv) seek to advise or influence any Person with respect to the voting of any securities of Delcath, (v) initiate, propose or otherwise "solicit" Delcath stockholders for the approval of shareholder proposals, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, (vi) otherwise communicate with Delcath's stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (vii) participate in, or take any action pursuant to, any "shareholder access" proposal which may be adopted by the Securities and Exchange Commission whether in accordance with previously proposed Rule 14a-11 or otherwise, (vii) otherwise engage in any course of conduct with the purpose of causing stockholders of Delcath to vote contrary to the recommendation of the Board on any matter presented to Delcath's stockholders for their vote or challenging the policies of Delcath or (viii) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of Delcath;

     (g) except as specifically and expressly set forth in this Agreement, seek any change in the composition or classification of the Board or management of Delcath, including any plans or proposals to change the number or term of directors, vote against any candidate for the Board nominated for election or re-election by the Nominating Committee (or any successor committee) of the then-existing Board, or fill any vacancies on the Board;

     (h) seek to change the determination or direction of the basic business decisions of Delcath, the present capitalization or dividend policy of Delcath, Delcath's Amended and Restated Certificate of Incorporation (the "Charter") or Bylaws or Delcath's business or corporate structure or otherwise take any action inconsistent with the ownership of common shares "solely for the purpose of investment";

     (i) (i) make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Delcath, its management, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including, but not limited to, a request (by submission to Delcath, public announcement or otherwise) in any form that the prohibitions set forth in this Agreement be waived or that Delcath take any action which would permit Laddcap to take any of the actions prohibited by this Agreement, (ii) otherwise seek in any fashion a waiver, amendment or modification of this Agreement or make any statement (to Delcath or a third party or by public announcement) relating to Laddcap's willingness to pursue any such prohibited action conditioned upon waiver of this Agreement or
(iii) take any action that could require Delcath to make any public disclosure relating to any such intent, purpose, plan, proposal or condition; and

     (j) (i) initiate, solicit, advise, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions by any other Person, (ii) make any investments in any third party that engages, or offers or proposes to engage, in any of the foregoing, or (iii) otherwise enter into any discussions, negotiations, arrangements or understandings with, any third party with respect to any of the foregoing actions.

Limitations on Standstill. Except as set forth herein, no provision in this
Section 3 shall prevent Laddcap from selling shares of Common Stock. Notwithstanding any other provision of this


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Agreement to the contrary, nothing in this Section 3 shall limit either the
Class I Director or the Class II Director, during the term of their service as directors of Delcath, from discussing, proposing, or voting for any of the above actions on a confidential basis with or to the Board, from having such actions recorded in the minutes of the Board of Directors and from otherwise acting as directors and complying in good faith with their fiduciary duties as directors of Delcath.

     4. Acquisition of Additional Common Stock and Related Matters

     (a) Notwithstanding anything in Section 3 of this Agreement to the contrary, during the Standstill Period, Laddcap may acquire additional shares of Common Stock in an aggregate amount that, when added to all shares then owned by Laddcap (including shares received by Laddcap pursuant to Section 11 of this Agreement), do not exceed 14.9% of the then-outstanding shares of Common Stock (and Delcath agrees to sell such shares to Laddcap) subject to compliance with the provisions of this Section 4, if such shares are purchased directly from Delcath pursuant to a customary stock purchase agreement containing customary representations, warranties and indemnification provisions in a form to be negotiated in good faith by the Parties; provided, however, that at any annual meeting, special meeting or consent solicitation in lieu of such meeting, Laddcap shall vote any and all shares of Common Stock then owned by it in favor of all director candidates nominated by the Nominating Committee of the Board, or any successor committee.

     (b) Purchases of Delcath stock by Laddcap from Delcath pursuant to Section 4(a) may be made up to a maximum of three times during the Standstill Period and shall be made as follows:

          (i) Laddcap shall deliver a written request (a "Purchase Request") to Delcath at least 10 business days prior to the date on which it intends to wire to Delcath the amount of funds necessary to pay for the Purchased Stock (the "Payment Date"), which notice shall specify the Payment Date and the number of shares of Delcath stock that Laddcap intends to purchase from Delcath (the "Purchased Stock"); and

          (ii) The price per share of Delcath stock to be purchased by Laddcap from Delcath pursuant to any Purchase Request shall be equal to the average of the closing price per share of such stock over the 10 trading days prior to the date that Delcath receives such Purchase Request from Laddcap.

     5. Mutual Release and Waiver

     (a) Laddcap (for itself, its agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge Delcath and its directors, officers, employees, agents, attorneys, partners, representatives and affiliates, past or present, (each, a "Delcath Person"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court, which Laddcap has or may have against any Delcath Person by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Time, including, without limitation, all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or


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ordinance or common law, excepting only those obligations expressly recited to be performed hereunder.

     (b) Delcath (for itself, its agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge Laddcap and its directors, officers, employees, agents, attorneys, partners, representatives and affiliates, past or present (each, a "Laddcap Person"), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court, which Delcath has or may have against any Laddcap Person by reason of any and all acts, omissions, events or facts occurring or existing prior to the Effective Time, including, without limitation, all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, excepting only those obligations expressly recited to be performed hereunder; provided, however, that Delcath only releases and discharges Foltz to the extent expressly provided for in a separate, stand-alone agreement between Delcath and Foltz, and Foltz shall not be deemed to be a Laddcap Person for purposes of this release.

     (c) Except for those obligations created by or arising out of this Agreement and except as limited in this Agreement, it is the intention of Laddcap and Delcath in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Laddcap and Delcath hereby expressly and mutually consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.

     (d) Laddcap and Delcath acknowledge that each party may hereafter discover claims or facts in addition to or different from those which each party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Laddcap and Delcath hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

     6. Mutual Non-Disparagement Each of the Parties covenants and agrees that none of it or its respective subsidiaries, affiliates, successors, assigns, officers, employees or directors shall in any way disparage, attempt to discredit, or otherwise call into disrepute, the other Parties or such other Parties' subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys or representatives. Each of the Parties further covenants and agrees that it shall not otherwise engage in conduct which could reasonably be expected to disrupt, damage, impair or interfere with the business reputation of the other Parties or their subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys or representatives. Without limiting the foregoing, none of the Parties shall make any comments or statements to the press, employees or former employees of


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any of the Parties, any client or prospective or former client of any of the
Parties, any individual or entity with whom any of the Parties has a business relationship or any other Person, if such comment or statement reasonably could adversely affect the conduct of the business of the other Parties, or any of their plans or prospects or the business reputation of such other Parties or any of such other Parties' products or services or that of any of its subsidiaries, affiliates, successors, assigns, officers, directors, employees, agents, attorneys or representatives, except as may be required by applicable law or subpoena. Notwithstanding anything to the contrary contained in this Section 6, Delcath's ability to pursue the litigation currently pending in Connecticut state court captioned Delcath Systems, Inc. v. Jonathan Foltz or any related future litigation shall only be limited to the extent expressly provided for in a separate, stand-alone agreement between Delcath and Foltz.

     7. Non-Solicitation During the Standstill Period, Laddcap shall not, directly or indirectly, either on Laddcap's own behalf or on behalf of any other Person, encourage, facilitate or attempt to persuade or solicit any Person who is an employee of, or consultant, independent contractor or other vendor for, either Delcath or any governmental agency or medical, research or non-profit institution to the extent of such agency's or institution's dealings with any Delcath product or device or proposed product or device, (i) to terminate or materially and adversely alter such employment, consulting, independent contractor or vendor relationship, (ii) to take any action against, or that would materially and adversely affect, Delcath, the Board or Delcath's current management, or (iii) to use any Confidential Information for the benefit of any Person other than Delcath.

     8. Restrictions on Certain Actions

     (a) Until the period ending on the earlier of the end of the Standstill Period or the date that Laddcap's ownership of Common Stock drops below the 10% Ownership Threshold, the Board shall not, (i) without the affirmative vote of a majority of the Board, which vote shall include at least one of the Class I Director or the Class I Director, increase the number of directors beyond seven
(7) and (ii) without the affirmative vote of a majority of the non-management members of the Board who are disinterested, (A) amend Delcath's Rights Agreement, dated as of October 30, 2001 (the "Rights Agreement"), or adopt a similar agreement; provided, however, that after October 30, 2010, the Board may amend the Rights Agreement to extend its term or adopt a new rights agreement on substantially the same terms as the Rights Agreement but having a term extending beyond October 30, 2011, or (B) adopt, amend or repeal the Bylaws. Delcath represents and warrants that the Amended and Restated Bylaws of Delcath filed with the Securities and Exchange Commission on August 23, 2000 as Exhibit 3.2 to Amendment No. 1 to Delcath's Registration Statement on Form SB-2 is a true and correct copy of the Bylaws.

     (b) Effective as of the Effective Time and for so long as Laddcap beneficially owns any shares of Delcath capital stock, Laddcap agrees that, without the prior written consent of Delcath in its sole and absolute discretion, Laddcap will not retain, engage, hire or employ, directly or indirectly, in any capacity whatsoever, Foltz in connection with the provision of any services to Laddcap relating to Laddcap's investment in, or other involvement with, Delcath or any past, present or future officer, employee or director of Delcath; provided, however, that Laddcap may retain Foltz to provide services unrelated to Delcath without the prior written consent of Delcath.


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     9. Public Announcements Immediately after the Effective Time, the Parties shall issue a joint press release in the form attached hereto as Exhibit B (the "Press Release"). Thereafter, none of the Parties shall issue or make any statements, public or otherwise, regarding this Agreement, its terms, the obligations of the Parties hereunder, or any other matters discussed in the Press Release, which statements are inconsistent with such Press Release.

     10. Change of Control Provisions Delcath covenants and agrees that as of the Effective Time, no event has occurred that shall be deemed to be a change of control that would trigger any payments to officers, directors or employees of Delcath, including, but not limited to, change of control payments under the 2003 Change of Control payment plan, pursuant to provisions in any Delcath stock option plan, employment agreement, or otherwise; provided, that nothing in this
Section 10 shall affect any rights that Mr. M. S. Koly has under the terms of his Employment Agreement, dated October 1, 2003, with Delcath.

     11. Expenses

     (a) Except as otherwise provided in this Section 11, the Parties shall bear their own expenses related to the Consent Solicitation, the NY Litigation and the preparation, negotiation and delivery of this Agreement.

     (b) As reimbursement for a portion of the expenses incurred by Laddcap related to the Consent Solicitation and related matters, Delcath agrees as follows. On or prior to October 23, 2006 and provided that Delcath has received from Laddcap written documentation of reasonable and actual out-of-pocket expenses incurred by Laddcap in connection with the Consent Solicitation in an amount at least equal to $306,000, Delcath shall issue to Laddcap 100,000 unregistered shares of Common Stock. Each of the Parties agrees that it will execute and deliver such documents as are reasonably necessary to effect the transfer by Delcath to Laddcap of such Common Stock.

     12. Representations and Warranties Each of the Parties hereby represents and warrants to the other party that:

     (a) it is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization;

     (b) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly authorized by all requisite corporate, partnership or limited liability company action, as the case may be; and

     (c) this Agreement has been duly and validly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

     13. Miscellaneous Provisions

     (a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflict of laws principles of the State of New York other than Section 5-1401 of the New York General Obligations Law.

     (b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns shall be brought and determined in a New York State or federal court sitting in the Borough of Manhattan in the City of New York, and each of the Parties hereby irrevocably submits to the co-exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the obligations of the Parties hereunder (and agrees not to commence any action, suit or proceeding relating thereto except in such courts, except to enforce judgments rendered by such state or federal courts located in the City of New York; such actions to enforce a New York judgment may be brought in any court of competent jurisdiction). Each of the Parties further agrees to accept service of process in any manner permitted by such courts. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the obligations of the Parties hereunder, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any court anywhere or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) that the suit, action or proceeding in any such court is brought in an inconvenient forum, (d) that the venue of such suit, action or proceeding is improper or (e) that this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     (c) Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     (d) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

     (e) No failure or delay of any of the Parties in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any of the Parties to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

     (f) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

     (g) This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the matters contemplated hereby other than those expressly set forth herein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the Parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the matters contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

     (h) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (a "Breach"). Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State or federal court sitting in the Borough of Manhattan in the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. In addition, each of the Parties agrees that in the event of a Breach by such party, the non-breaching party shall be entitled to payment by the breaching party of any expenses, including without limitation, the reasonable fees and expenses of legal counsel, that such non-breaching party may incur in connection with its enforcement of the provisions of this Agreement.

     (i) Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (j) THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF EACH OF THE PARTIES HEREUNDER.

     (k) All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  if to Delcath to:


                           Delcath Systems, Inc.
                           1100 Summer Street
                           Stamford, Connecticut 06905
                           Attention:  Mr. M. S. Koly
                           Facsimile:  (203) 961-0120

                  with a copy (which shall not constitute notice) to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention:  Scott A. Kislin, Esq.
                                       Adam H. Offenhartz, Esq.
                           Facsimile:  (212) 351-4035

                  if to Laddcap to:


                           Laddcap Value Partners LP
                           650 Fifth Avenue, Suite 600
                           New York, New York 10019
                           Attention:  Mr. Robert B. Ladd
                           Facsimile:  (212) 259-2052

                  with a copy (which shall not constitute notice) to:

                           Lowey Dannenberg Bemporad & Selinger, P.C.
                           One North Lexington Avenue, 11th Floor
                           White Plains, New York 10601
                           Attention:  Richard W. Cohen, Esq.
                           Facsimile:  (914) 997-0035

     (l) When a reference is made in this Agreement to a Section of this Agreement, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

     (m) Each of the Parties acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the obligations of each of the Parties hereunder. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

     (n) This Agreement may be executed in two or more counterparts, all of which shall be considered as one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

     (o) This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.


                  [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                            LADDCAP VALUE PARTNERS LP

                            By LADDCAP VALUE ASSOCIATES LLC,
                            its General Partner


                            By: /s/ ROBERT B. LADD
                                ----------------------------
                                Name: Robert B. Ladd
                                Title: Managing Member


                            LADDCAP VALUE ASSOCIATES LLC


                            By: /s/ ROBERT B. LADD
                                ----------------------------
                                Name: Robert B. Ladd
                                Title: Managing Member


                            LADDCAP VALUE ADVISORS LLC


                            By: /s/ ROBERT B. LADD
                                ----------------------------
                                Name: Robert B. Ladd
                                Title: Managing Member


                            ROBERT B. LADD

                                /s/ ROBERT B. LADD
                                ----------------------------


                            DELCATH SYSTEMS, INC.


                            By: /s/ M. S. KOLY
                                ----------------------------
                                Name: M. S. Koly
                                Title: President

                    [Signature Page to Settlement Agreement]

                                    Exhibit A

                            Terms of Foltz Settlement


1. Foltz admits to deleting certain Delcath emails and computer files and to taking possession of Delcath confidential and proprietary information.

2. Foltz provides a letter to Delcath's Board and employees acknowledging that he deleted Delcath emails and computer files and that he took possession of Delcath confidential and proprietary information.

3. Foltz agrees to abide by the current terms of the temporary restraining order issued in connection with the CT Litigation (the "TRO") and will refrain from any use or disclosure of any Delcath information in any way. Terms of TRO to be incorporated into settlement agreement. TRO to be dissolved per #6 below.

4. Foltz provides hard drive to Kroll; Kroll removes personal information and returns personal information to Foltz; hard drive provided to Delcath.

5. Foltz returns to Delcath all Delcath material in his possession, custody and control.

6. CT Litigation is dismissed with prejudice (TRO dissolved). Exchange of mutual releases (carve out for breach of settlement agreement).

7. Foltz to agree to have no further contact with a list to be provided of Delcath employees, consultants and other individuals with whom Delcath has a business relationship.

8. Foltz to agree to a 12-month non-compete clause and thereafter agrees to have nothing to do with Delcath in any capacity and will not participate or assist in any manner with any individual or group attempting to change the board composition, management or activities of Delcath.

9. Each party bears its own costs and legal fees (i.e., no indemnification from Delcath sought for legal fees).

                                    Exhibit B

                           Form of Joint Press Release